================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                           ---------------------------

                                 PROLOGIS TRUST
                                (Name of Issuer)


COMMON SHARES OF BENEFICIAL INTEREST,
    PAR VALUE $0.01 PER SHARE
     (INCLUDING THE RELATED
 PREFERRED SHARE PURCHASE RIGHTS)                              743410 10 2
 (Title of class of securities)                              (CUSIP number)


                              NANCY E. BARTON, ESQ.
                      GENERAL ELECTRIC CAPITAL CORPORATION
                               260 LONG RIDGE ROAD
                           STAMFORD, CONNECTICUT 06927
                                 (203) 357-4000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             RAYMOND O. GIETZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153

                                 APRIL 29, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)

                         (Continued on following pages)
                              (Page 1 of 14 pages)

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NY2:\1146213\03\_KF903!.DOC\47660.2082

--------------------------------- ----------------------------------------------                 ---------------------------------
CUSIP number                      743410 10 2                                         13D                    Page 2 of 14 Pages
--------------------------------- ----------------------------------------------                 ---------------------------------
------------- --------------------------------------------------------- ----------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                 EB ACQUISITION CORP.
              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [  ]
                                                                                                                     (B) [  ]
------------- --------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ----------------------------------- --------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                    NOT APPLICABLE

------------- --------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------- --------------------------------------------------------- ----------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     MARYLAND

------------------------ -------- ----------------------------------------------------- ------------------------------------------
  NUMBER OF                 7     SOLE VOTING POWER:
    SHARES
                         -------- ----------------------------------------------------- ------------------------------------------
 BENEFICIALLY               8     SHARED VOTING POWER:                                  49,903,814 SHARES OF COMMON STOCK
   OWNED BY                                                                             (SEE ITEMS 2 AND 5)
                         -------- ----------------------------------------------------- ------------------------------------------
     EACH                   9     SOLE DISPOSITIVE POWER:
  REPORTING
                         -------- ----------------------------------------------------- ------------------------------------------
 PERSON WITH               10     SHARED DISPOSITIVE POWER:                             49,903,814 SHARES OF COMMON STOCK
                                                                                        (SEE ITEMS 2 AND 5)
------------- ------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  49,903,814 SHARES OF COMMON STOCK
                                                                                        (SEE ITEMS 2 AND 5)
------------- --------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                  [_]

------------- --------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                      28.6%
                                                                                                               (SEE ITEMS 2 AND 5)
------------- --------------------------------------------------------- ----------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                 CO

------------- --------------------------------------------------------- ----------------------------------------------------------




                                       2


--------------------------------- ----------------------------------------------                 ---------------------------------
CUSIP number                      743410 10 2                                         13D                    Page 3 of 14 Pages
--------------------------------- ----------------------------------------------                 ---------------------------------

------------- --------------------------------------------------------- ----------------------------------------------------------
 1            NAME OF REPORTING PERSON:                                 GE CAPITAL INTERNATIONAL HOLDINGS CORPORATION
              S.S. OR I.R.S. IDENTIFICATION NO.
              OF ABOVE PERSON:
------------- --------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                         (A) [  ]
                                                                                                                        (B) [  ]
------------- --------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ----------------------------------- --------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                    NOT APPLICABLE

------------- --------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                     [_]
------------- --------------------------------------------------------- ----------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

------------------------ -------- ----------------------------------------------------- ------------------------------------------
  NUMBER OF                 7     SOLE VOTING POWER:
    SHARES
                         -------- ----------------------------------------------------- ------------------------------------------
 BENEFICIALLY               8     SHARED VOTING POWER:                                  49,903,814 SHARES OF COMMON STOCK
   OWNED BY                                                                             (SEE ITEMS 2 AND 5)
                         -------- ----------------------------------------------------- ------------------------------------------
     EACH                   9     SOLE DISPOSITIVE POWER:
  REPORTING
                         -------- ----------------------------------------------------- ------------------------------------------
 PERSON WITH               10     SHARED DISPOSITIVE POWER:                             49,903,814 SHARES OF COMMON STOCK
                                                                                        (SEE ITEMS 2 AND 5)
------------- ------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  49,903,814 SHARES OF COMMON STOCK
                                                                                        (SEE ITEMS 2 AND 5)
------------- --------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                   [_]

------------- --------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                       28.6%
                                                                                                               (SEE ITEMS 2 AND 5)
------------- --------------------------------------------------------- ----------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                 CO

------------- --------------------------------------------------------- ----------------------------------------------------------





                                       3


--------------------------------- ----------------------------------------------                 ---------------------------------
CUSIP number                      743410 10 2                                         13D                    Page 4 of 14 Pages
--------------------------------- ----------------------------------------------                 ---------------------------------

------------- --------------------------------------------------------- ----------------------------------------------------------
 1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL CORPORATION
              I.R.S. IDENTIFICATION NOS.
              OF ABOVE PERSONS:
------------- --------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (A) [  ]
                                                                                                                  (B) [  ]
------------- --------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ----------------------------------- --------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                    NOT APPLICABLE

------------- --------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------- --------------------------------------------------------- ----------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

------------------------ -------- ----------------------------------------------------- ------------------------------------------
  NUMBER OF                 7     SOLE VOTING POWER:
    SHARES
                         -------- ----------------------------------------------------- ------------------------------------------
 BENEFICIALLY               8     SHARED VOTING POWER:                                  49,903,814 SHARES OF COMMON STOCK
   OWNED BY                                                                             (SEE ITEMS 2 AND 5)
                         -------- ----------------------------------------------------- ------------------------------------------
     EACH                   9     SOLE DISPOSITIVE POWER:
  REPORTING
                         -------- ----------------------------------------------------- ------------------------------------------
 PERSON WITH               10     SHARED DISPOSITIVE POWER:                             49,903,814 SHARES OF COMMON STOCK
                                                                                        (SEE ITEMS 2 AND 5)
------------- ------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  49,903,814 SHARES OF COMMON STOCK
                                                                                        (SEE ITEMS 2 AND 5)
------------- --------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------- --------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                       28.6%
                                                                                                               (SEE ITEMS 2 AND 5)
------------- --------------------------------------------------------- ----------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                 CO

------------- --------------------------------------------------------- ----------------------------------------------------------




                                       4


--------------------------------- ----------------------------------------------                 ---------------------------------
CUSIP number                      743410 10 2                                         13D                    Page 5 of 14 Pages
--------------------------------- ----------------------------------------------                 ---------------------------------

------------- --------------------------------------------------------- ----------------------------------------------------------
 1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC CAPITAL SERVICES, INC.
              I.R.S. IDENTIFICATION NOS.
              OF ABOVE PERSONS:
------------- --------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [  ]
                                                                                                                       (B) [  ]
------------- --------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ----------------------------------- --------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                    NOT APPLICABLE

------------- --------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------- --------------------------------------------------------- ----------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     DELAWARE

------------------------ -------- ----------------------------------------------------- ------------------------------------------
  NUMBER OF                 7     SOLE VOTING POWER:                                    0
    SHARES
                         -------- ----------------------------------------------------- ------------------------------------------
 BENEFICIALLY               8     SHARED VOTING POWER:                                  DISCLAIMED (SEE 11 BELOW)
   OWNED BY
                         -------- ----------------------------------------------------- ------------------------------------------
     EACH                   9     SOLE DISPOSITIVE POWER:                               0
  REPORTING
                         -------- ----------------------------------------------------- ------------------------------------------
 PERSON WITH               10     SHARED DISPOSITIVE POWER:                             DISCLAIMED (SEE 11 BELOW)

------------- ------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  BENEFICIAL OWNERSHIP OF ALL SHARES
                                                                                        DISCLAIMED BY GENERAL ELECTRIC CAPITAL
                                                                                        SERVICES, INC.
------------- --------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------- --------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   NOT APPLICABLE
                                                                                                                    (SEE 11 ABOVE)

------------- --------------------------------------------------------- ----------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                 CO

------------- --------------------------------------------------------- ----------------------------------------------------------





                                       5


--------------------------------- ----------------------------------------------                 ---------------------------------
CUSIP number                      743410 10 2                                         13D                    Page 6 of 14 Pages
--------------------------------- ----------------------------------------------                 ---------------------------------

------------- --------------------------------------------------------- ----------------------------------------------------------
 1            NAMES OF REPORTING PERSONS:                               GENERAL ELECTRIC COMPANY
              I.R.S. IDENTIFICATION NOS.
              OF ABOVE PERSONS:
------------- --------------------------------------------------------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                          (A) [  ]
                                                                                                                         (B) [  ]
------------- --------------------------------------------------------------------------------------------------------------------
 3            SEC USE ONLY

------------- ----------------------------------- --------------------------------------------------------------------------------
 4            SOURCE OF FUNDS:                    NOT APPLICABLE

------------- --------------------------------------------------------------------------------------------------------------------
 5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------- --------------------------------------------------------- ----------------------------------------------------------
 6            CITIZENSHIP OR PLACE OF ORGANIZATION:                     NEW YORK

------------------------ -------- ----------------------------------------------------- ------------------------------------------
  NUMBER OF                 7     SOLE VOTING POWER:                                    0
    SHARES
                         -------- ----------------------------------------------------- ------------------------------------------
 BENEFICIALLY               8     SHARED VOTING POWER:                                  DISCLAIMED (SEE 11 BELOW)
   OWNED BY
                         -------- ----------------------------------------------------- ------------------------------------------
     EACH                   9     SOLE DISPOSITIVE POWER:                               0
  REPORTING
                         -------- ----------------------------------------------------- ------------------------------------------
 PERSON WITH               10     SHARED DISPOSITIVE POWER:                             DISCLAIMED (SEE 11 BELOW)

------------- ------------------------------------------------------------------------- ------------------------------------------
11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                  BENEFICIAL OWNERSHIP OF ALL SHARES
                                                                                        DISCLAIMED BY GENERAL ELECTRIC COMPANY
------------- --------------------------------------------------------------------------------------------------------------------
12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                  [ ]

------------- --------------------------------------------------------------------------------------------------------------------
13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   NOT APPLICABLE
                                                                                                                    (SEE 11 ABOVE)
------------- --------------------------------------------------------- ----------------------------------------------------------
14            TYPE OF REPORTING PERSON:                                 CO

------------- --------------------------------------------------------- ----------------------------------------------------------


                     This Amendment No. 2 ("Amendment No. 2") amends the Statement on Schedule 13D filed on December 26, 2001, as amended by Amendment No. 1 filed on March 11, 2002, by and on behalf of General Electric Capital Corporation, a Delaware corporation ("GE Capital"), EB Acquisition Corp., a Maryland corporation ("EB"), GE Capital International Holdings Corporation, a Delaware corporation ("GE Holdings"), General Electric Capital Services, Inc., a Delaware corporation ("GECS"), and General Electric Company, a New York corporation ("GE", and collectively with GE Capital, EB, GE Holdings, and GECS, the "Reporting Persons"), with respect to their ownership of Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Stock"), of ProLogis Trust (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D, as amended.

ITEM 4.              PURPOSE OF TRANSACTION.

                     On December 14, 2001, Security Capital, GE Capital, and EB entered into the Merger Agreement, a copy of which is attached as Exhibit 1 to the Schedule 13D, and is hereby incorporated by reference. Pursuant to the Merger Agreement and subject to the terms and conditions contained therein, EB will merge with and into Security Capital (the "Merger"), with Security Capital continuing as the surviving corporation. As a result of the Merger, Security Capital will become an indirect wholly owned subsidiary of GE Capital.

                     On April 29, 2002, GE Capital and Security Capital issued a joint press release announcing that GE Capital, pursuant to Section 2.6(a) of the Merger Agreement, has elected (the "Stock Election") to make shares of the Common Stock owned by Security Capital a part of the Merger Consideration. A copy of the letter, dated April 29, 2002, from GE Capital to Security Capital notifying Security Capital of the Stock Election is attached hereto as Exhibit 3 and is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 4 and is incorporated herein by reference.

                     Except as set forth above, the response of the Reporting Persons to this Item 4 as previously disclosed in the Schedule 13D has not changed.

                     The description of the Merger Agreement set forth in this Amendment No. 2 is qualified in its entirety by reference to such agreement, which is attached as Exhibit No. 1 to the Schedule 13D and is hereby incorporated herein by reference.

ITEM 7.              MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 3 Letter, dated April 29, 2002, from GE Capital to Security Capital notifying Security Capital of the Stock Election.

Exhibit 4 Press Release, dated April 29, 2002, issued by GE Capital and Security Capital.


             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: April 30, 2002

                          GENERAL ELECTRIC COMPANY*

                          By: /s/ Nancy E. Barton
                              -----------------------------------------------
                              Name: Nancy E. Barton
                              Title: Attorney-in-Fact


                          GENERAL ELECTRIC CAPITAL SERVICES, INC.

                          By: /s/ Nancy E. Barton
                              -----------------------------------------------
                              Name: Nancy E. Barton
                              Title: Senior Vice President


                          GENERAL ELECTRIC CAPITAL CORPORATION

                          By: /s/ Nancy E. Barton
                              -----------------------------------------------
                              Name: Nancy E. Barton
                              Title: Senior Vice President


                          GE CAPITAL INTERNATIONAL HOLDINGS CORPORATION

                          By: /s/ Sarah Graber
                              -----------------------------------------------
                              Name: Sarah Graber
                              Title: Vice President and Assistant Secretary


                          EB ACQUISITION CORP.

                          By: /s/ Kevin Korsh
                              -----------------------------------------------
                              Name: Kevin Korsh
                              Title: Assistant Secretary


-----------------------
* Power of attorney, dated as of February 22, 2000, by General Electric Company is hereby incorporated by reference to Schedule 13D for Luxtec Corporation, filed March 12, 2001 by GE Capital Equity Investments, Inc.

                                  EXHIBIT INDEX


Exhibit No.                          Description
-----------                          -----------

    3 Letter, dated April 29, 2002, from GE Capital to Security Capital notifying Security Capital of the Stock Election.

    4 Press Release, dated April 29, 2002, issued by GE Capital and Security Capital.